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                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549



                             SCHEDULE 13G/A
                             (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED
         PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
               THERETO FILED PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. 4)(1)


                       International Electronics, Inc.
--------------------------------------------------------------------------------
                            (Name of Issuer)

                 Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                                459436507
            --------------------------------------------------------
                             (CUSIP Number)

                             April 14, 2004
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   /X/       Rule 13d-1(c)

   / /       Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 459436507                    13G/A                  Page 2 of 9 Pages


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Steven Tannenbaum
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     U.S.A
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    0 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------


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CUSIP No. 459436507                    13G/A                  Page 3 of 9 Pages


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Greenwood Capital Limited Partnership
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Massachusetts
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    0 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------


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CUSIP No. 459436507                    13G/A                  Page 4 of 9 Pages


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Greenwood Investments, Inc.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Massachusetts
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    0 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
-------------------------------------------------------------------------------


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CUSIP No. 459436507                    13G/A                  Page 5 of 9 Pages

ITEM 1.
     (a)   Name of Issuer

           International Electronics, Inc.
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices

           427 Turnpike Street
           Canton, Massachusetts  02021
           --------------------------------------------------------------------

ITEM 2.
     (a)   Name of Person Filing

           Steven Tannenbaum is the president of Greenwood Investments, Inc. ("GI"), which is the general partner of Greenwood Capital Limited Partnership ("GCLP").

           The above persons have agreed that this Schedule may be filed by Steven Tannenbaum on behalf of all of them jointly pursuant to
           Rule 13d-1(k)(1). A copy of such agreement is attached as an
           Exhibit to this Schedule.
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if none, Residence

           The address for each of Steven Tannenbaum, GI and GCLP is 68
           Harvard Street, Third Floor, Brookline, MA 02445.
           --------------------------------------------------------------------
     (c)   Citizenship

           The jurisdiction of organization of GI and GCLP is Massachusetts. Mr. Tannenbaum is a United States citizen.
           --------------------------------------------------------------------
     (d)   Title of Class of Securities

           Common Stock, $.01 par value per share
           --------------------------------------------------------------------
     (e)   CUSIP Number

           459436507
           --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A: N/A

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)  / / Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

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CUSIP No. 459436507                    13G/A                  Page 6 of 9 Pages


           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               0 shares
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

           The reporting persons disposed of all shares beneficially owned by them through sales that occurred from April 14, 2004 through April 19, 2004.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

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CUSIP No. 459436507                    13G/A                  Page 7 of 9 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

           N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

           N/A


ITEM 10.  CERTIFICATIONS.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 459436507                    13G/A                  Page 8 of 9 Pages

                            SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     April 21, 2004
                                         --------------------------------------
                                                        (Date)


                                                  /s/ Steven Tannenbaum
                                         --------------------------------------
                                                      (Signature)


                                                   Steven Tannenbaum
                                         --------------------------------------
                                                      (Name/Title)

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CUSIP No. 459436507                    13G/A                  Page 9 of 9 Pages

                              AGREEMENT

        The undersigned hereby agree that this Schedule 13G/A to which this Agreement is attached may be filed on behalf of Greenwood Capital Limited Partnership, a Massachusetts limited partnership, Greenwood Investments, Inc., a Massachusetts corporation, and Steven Tannenbaum, a United States citizen.

Dated: April 21, 2004

Greenwood Capital Limited Partnership

    By:  Greenwood Investments, Inc., its general partner

         By: /s/ STEVEN TANNENBAUM
            ------------------------------------------
            Name:  Steven Tannenbaum
            Title: President


Greenwood Investments, Inc.

By: /s/ STEVEN TANNENBAUM
   ----------------------------------
   Name:  Steven Tannenbaum
   Title: President




/s/ STEVEN TANNENBAUM
---------------------------------
    Steven Tannenbaum